Exhibit 99.1
Company Contact:
Stephen A. Heit,
Chief Financial Officer
800 524-2720

FOR IMMEDIATE RELEASE

CCA INDUSTRIES, INC. ANNOUNCES NEW LOGO AND BUSINESS NAME “CORE CARE AMERICA”

Ridgefield Park, NJ, May 23, 2016: CCA Industries, Inc. (NYSE MKT: “CAW”) announces a new logo, “Core Care America” and corporate identity. The Company has begun using the new logo and business name, “Core Care America”. The corporate name remains CCA Industries, Inc.
Lance Funston, the Company’s Chairman of the Board and Chief Executive Officer said, “Our new logo clearly demonstrates our Company’s commitment to Health and Beauty, as we move forward in our efforts to bring value to our shareholders and continue to transform into a healthy profitable Company.”
Included in the proxy issued by the Company on May 18, 2016 was a letter to the shareholders from Mr. Funston. Excerpts of the letter appear below:
“In mid-January of this year, I accepted the position of Chief Executive Officer of CCA Industries. In doing so, I accepted several sobering realities:

•	Previous efforts to stop or even slow the declining earnings had not been successful.

•
The company’s core product categories, i.e. Oral Care (Plus White), Skin Care (Sudden Change) and Depilatories (Bikini Zone) had sufficient gross profit margins to sustain positive earnings, if overhead expenses could be controlled.

•	The company badly needed a raison d'etre and focused corporate identity that matched its commitment to “Health and Beauty.”

With these realities in clear view and 2014 and 2015 losses of $2,803,428 and $3,244,211 respectively, we turned first to a strong operational Manager, Doug Haas, who has worked closely with me for more than a decade. I was pleased that Doug was appointed President and Chief Operating Officer by the board in April 2016. In partnership with Steve Heit, Chief Financial Officer, a disciplined process of cost control has been implemented, resulting in a reduction of total overhead expenses.
We have also added strength and depth to the Board of Directors. Two strong and experienced former Directors, Sardar Biglari and Dr. Philip Cooley were asked to return to the Board. David Fineman, Esq., Chairman of Fineman Krekstein & Harris P.C. law firm in Philadelphia and former Chairman of the United States Post office has made significant contributions. Christopher Hogg, a native of New Zealand, brings a valuable international perspective to the board.
The directors and I also felt that the board needed more depth of expertise in the retail and e-commerce environment. I am pleased that Linda Shein will be elected a director which you will find included in the proxy statement attached. Linda has outstanding credentials and now serves as Managing Director of the Baker Retail Center, which is part of The Wharton School, University of Pennsylvania.
Looking Forward
As we look forward, it is also clear that just cutting costs does not necessarily create shareholder value. It’s not a secret (see 13D filing dated November 18, 2014) that I have a personal responsibility to grow the stock value to at least $6 per share; a commitment that is fully disclosed in that filing.
In my judgment, to significantly impact value, the company must focus on:

•
Not trying to compete in products that have become so commoditized that product differentiation and growth, i.e. Nail Care (Nutra Nail) and Toothpaste (Plus White Plus) are virtually impossible. Sally Hansen and the Crests and Colgates of the world can continue to battle each other and we will focus our efforts on more profitable initiatives.

•	Acquisitions of products in our areas of core competence. Specifically oral care and skin care.

•
Develop an Internet strategy including digital marketing (search engine optimization and paid search marketing), ecommerce and social media management. We have a stable of strong brands, but an audit of current social media and e-commerce initiatives to date indicate the firm has significant opportunities to grow. The audit should be completed by the end of the third quarter with full implementation of the new strategy by year end.

Asset Value
I’m often asked why an entity I control personally, Capital Preservation Holdings LLC acquired 100% of the Class A Common Shares of CCA, despite a history of losses over the past three years.
Let me be clear, that my perspective on the asset value of this company should not be considered investor guidance. I just feel that my philosophy should be articulated and shared with all stakeholders.
In my experience in buying, selling and building consumer product companies over the past 30 years, I have often based my investment decisions on potential value of the parts, not the whole. In the personal care category, recent transactions have been based on 4 to 6 times product contribution in our market segment. Our total brand contribution in fiscal 2015 of our 3 major product categories (Plus White, Bikini Zone & Sudden Change) was $8,277,245. Looking at a recent price of $3.30, this translates to a multiple of only 2.8. So in my mind the current capital value is well under the company’s true value.

Looking back at annual communications, I noticed each would rely on prospective action to bring positive results. I assure every shareholder that the current board has little patience and will expect each quarter to reflect progress and our management team is committed to meet their expectations.”

About CCA Industries, Inc.

CCA Industries Inc. manufactures and markets health and beauty aids, each under its individual brand name. The products include, principally, “Plus+White” toothpastes and teeth whiteners, “Bikini Zone” medicated topical and shave gels, “Nutra Nail” nail care, “ “Scar Zone” scar treatment products, “Sudden Change” anti-aging skin care products, and “Solar Sense” sun protection products.

Statements contained in this news release that are not historical facts are forward looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, including statements regarding expectations with respect to future operating results, anticipated future cost savings, anticipated timing and cost of implementation of the operational changes described in this new release and the manner in which the operational changes described in this news release, and the timing of their implementation, may affect future operating results, are subject to risks and uncertainties, which would cause actual results to differ materially from estimated results. Such risks and uncertainties are detailed in the Company’s risk factors listed under the "Risk Factors" section of the Company's annual report on Form 10-K and in its other filings with the Securities and Exchange Commission. No assurance can be given that the results in any forward-looking statement will be achieved, and actual results could be affected by one or more factors, which could cause them to differ materially. For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act and otherwise under applicable law.